Exhibit 10.14

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level) Effective September 29, 2006

1.	Purpose

This severance/change in control policy (the “Policy”) is established by The Western Union Company, a Delaware corporation (“Western Union”), to enable Western Union to offer a form of income protection to its Eligible Executives in the event their employment with the Company is involuntarily terminated other than for Cause. The Policy is also intended to secure for the benefit of the Company the services of the Eligible Executives in the event of a potential or actual Change in Control without concern for whether such executives might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such executives the opportunity to protect the share value they have helped create as of the date of any Change in Control and offering income protection to such executives in the event their employment terminates involuntarily or for Good Reason in connection with a Change in Control.

This Policy shall constitute a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be construed in a manner consistent with such intent.

2.	Effective Date

The effective date of this Policy is September 29, 2006 (the “Effective Date”).

3.	Definitions

Base Salary means the Eligible Executive’s current annualized rate of base cash compensation as paid on each regularly scheduled payday for the executive’s regular work schedule as of his or her Termination Date and including any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary shall not include taxable or nontaxable fringe benefits or awards, vacation, performance awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

Board means the Board of Directors of Western Union.

Cause means the willful and continued failure by an Eligible Executive to substantially perform the duties assigned by the Company (other than a failure resulting from Disability), the willful engagement by an Eligible Executive in conduct which is demonstrably injurious to the Company (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure by an Eligible Executive to meet performance standards, an Eligible Executive’s excessive absenteeism or a significant violation by an Eligible Executive of any statutory or common law duty of loyalty to the Company.

Change in Control means

(a)

the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (i) the then outstanding shares of common stock of Western Union (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Western Union entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Western Union (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Western Union), (B) any acquisition by Western Union, (C) any acquisition by an employee benefit plan (or

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

related trust) sponsored or maintained by Western Union or any corporation controlled by Western Union or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than Western Union or any employee benefit plan (or related trust) sponsored or maintained by Western Union or any corporation controlled by Western Union) shall become the beneficial owner of 25% or more of the Outstanding Common Stock or 25% or more of the Outstanding Voting Securities by reason of an acquisition by Western Union, and such Person shall, after such acquisition by Western Union, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b)	the cessation of individuals who constitute the Board (the “Incumbent Board”) as of the date this Policy is adopted by the Committee, to constitute at least a majority of such Incumbent Board; provided that any individual who becomes a director of Western Union subsequent to the date this Policy is adopted by the Committee whose election, or nomination for election by Western Union’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Western Union as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c)	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Western Union (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Western Union or all or substantially all of Western Union’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than Western Union; any employee benefit plan (or related trust) sponsored or maintained by Western Union or any corporation controlled by Western Union; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

(d)	the consummation of a plan of complete liquidation or dissolution of Western Union.

Committee means the Compensation and Benefits Committee of the Board or its delegate or successor.

Company means Western Union or its subsidiaries or any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of Western Union, except that for purposes of Section 16, the definition of Change of Control and other provisions where the context so requires, Company means Western Union or any such successor.

Disability means the inability of the Eligible Executive to substantially perform such executive’s duties and responsibilities due to a physical or mental condition (i) that would entitle such executive to benefits under the Company’s long-term disability plan or, if the Committee deems it relevant, any disability rights provided as a matter of local law or (ii) if such executive is not eligible for long-term disability benefits under any plan sponsored by the Company, that would, as determined by the Committee, entitle such executive to benefits under the Company’s long-term disability plan if the executive were eligible therefor.

Eligible Executive means an individual who is designated by Western Union as an insider for purposes of Section 16 of the Exchange Act and who is a member of Western Union’s Executive Committee on the earlier of his or her Termination Date or the date of a Change in Control.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason means any one or more of the following: (i) action by the Company resulting in a diminution of the Eligible Executive’s titles or positions with the Company, (ii) a reduction in the Eligible Executive’s Base Salary or bonus, or (iii) action by the Company to require the relocation of the Eligible Executive more than thirty-five (35) miles from the Eligible Executive’s current principal work location without the executive’s consent. Within 30 days after the Eligible Executive becomes aware of one or more actions or inactions described in the preceding sentence, the Eligible Executive shall deliver written notice to the Company of the action(s) or inaction(s) (the “Good Reason Notice”). The Company shall have 30 days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.

Severance Benefits means the benefits payable to an Eligible Executive pursuant to this Policy, other than the Change in Control-related benefits payable pursuant to Sections 7(c)(ii) and 8 hereof.

Severance Period means with respect to Western Union’s Chief Executive Officer the 36 consecutive month period commencing on the executive’s Termination Date and with respect to all other Eligible Executives the 24 consecutive month period commencing on the executives’ Termination Date.

Termination Date means the date on which the Eligible Executive’s employment with the Company terminates for a reason set forth under Section 5.

4.	Eligibility

All Eligible Executives who have been on the Company’s or a Company subsidiary’s or affiliate’s payroll for at least three months are eligible to receive benefits according to the terms of this Policy. Executives are not eligible for any benefits under this Policy during the first three months of their employment.

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

5.	Eligible Termination Reasons

(a)	Prior to the occurrence of a Change in Control, action by the Company (or in the case of an Eligible Executive employed by a subsidiary of the Company, by such subsidiary) to involuntarily terminate the employment of an Eligible Executive with the Company (and its subsidiaries), but not including a termination of employment on account of death, Disability or for Cause.

(b)	After the occurrence of a Change in Control, (i) action by the Company (or in the case of an Eligible Executive employed by a subsidiary of the Company, by such subsidiary) to involuntarily terminate the employment of an Eligible Executive with the Company (and its subsidiaries), but not including a termination of employment on account of death, Disability or for Cause, or (ii) voluntary termination of employment by an Eligible Executive for Good Reason during the period commencing on and ending twenty-four (24) months after the date of the Change in Control.

6.	Non-Eligible Termination Reasons

A non-eligible termination reason is any reason for an Eligible Executive’s termination of employment by the Company and its subsidiaries that is not an eligible termination reason described in Section 5.

7.	Severance and Change in Control Benefits. The provisions of this Section are subject, without limitation, to the provisions of Section 9 hereof.

(a)	Severance Pay. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, the Company shall pay the Eligible Executive the following amounts:

(i)	An amount equal to 2 multiplied by the sum of (1) the Eligible Executive’s Base Salary and (2) the target bonus payable to the Eligible Executive pursuant to the Company’s Senior Executive Incentive Plan (or the bonus plan then applicable to the executive), for the year in which the Termination Date occurs.

(ii)	A prorated amount of the Eligible Executive’s target bonus under the Company’s Senior Executive Incentive Plan (or the bonus plan then applicable to the executive) for the year in which the Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Eligible Executive’s target bonus for the year in which the Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Termination Date to 365.

(iii)	For purposes of this subsection (a), if an Eligible Executive’s annual target bonus has not yet been established for the year in which the Termination Date occurs, the Eligible Executive’s annual target bonus for the immediately preceding year shall be used to determine the Eligible Executive’s Severance Pay. If no such prior year target bonus exists with respect to the Eligible Executive, the target bonus established for a similarly situated Eligible Executive shall be used, as determined by the Committee.

(b)	Continued Health Benefits Coverage. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, the Eligible Executive

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

and his or her eligible dependents shall be given the opportunity to elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) with respect to all group health plans in which the Eligible Executive and his or her dependents were participating immediately prior to such termination. Provided that the Eligible Executive (and/or his or her dependents) timely elects such coverage, the Company shall pay to the Eligible Executive, as an additional Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage as calculated by the Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Eligible Executive and which shall be paid in a lump sum on the first date in which the Eligible Executive begins to receive Severance Payments under this Policy. An Eligible Executive receiving Severance Benefits under this Policy shall also be entitled to receive during the Severance Period any financial planning benefits which the Eligible Executive was receiving as of the Termination Date, but shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, the executive’s continued group health coverage under this subsection shall cease as of the date the executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs, to the extent permitted under COBRA. Eligible Executives receiving Severance Benefits under this Policy are not eligible to continue contributions to the Company’s qualified retirement plans or nonqualified deferred compensation program.

(c)	Equity-Based Awards

(i)	Non-Change in Control. If an Eligible Executive’s employment with the Company is terminated for an eligible termination reason described in Section 5(a), all outstanding equity-based awards granted to the Eligible Executive under The Western Union Company 2006 Long-Term Incentive Plan (or a successor plan) (hereinafter the “LTIP”) that are eligible to become fully vested and exercisable contingent upon the Eligible Executive’s continued employment and the passage of time (whether or not the Company or the executive have attained any specified performance goals) (“Time Vested Awards”), other than Time Vested Awards that are Stock Awards (as defined in the LTIP), shall continue to vest solely on account of the passage of time during the Eligible Executive’s Severance Period and be exercisable in accordance with their terms until the end of the Eligible Executive’s Severance Period (or, if earlier, the expiration of the original term of the award) but not thereafter. If an Eligible Executive’s employment with the Company is terminated for an eligible termination reason described in Section 5(a), all Time Vested Awards granted to the Eligible Executive under the LTIP that are Stock Awards shall vest on a prorated basis effective on the Eligible Executive’s Termination Date. Such prorated vesting shall be calculated on a grant-by-grant basis by multiplying the number of unvested shares subject to each Stock Award by a fraction, the numerator of which is the number of days that have elapsed between the grant date and the Eligible Executive’s Termination Date and the denominator of which is the number of days between the grant date and the date the shares would have become fully vested had the Eligible Executive not terminated his or her employment. This subsection shall not affect the vesting, exercisability or payment of any LTIP award that is not a Time Vested Award.

(ii)

Change in Control. In the event of a Change in Control, all outstanding equity-based awards granted to the Eligible Executive under the LTIP that are Time Vested Awards (including but not limited to grants of nonqualified stock options, stock appreciation

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

rights, restricted stock awards, and restricted stock unit awards) shall become fully vested and exercisable or payable as of the effective date of the Change in Control. In addition, in the event of a Change in Control, all outstanding equity-based awards granted to the Eligible Executive under the LTIP that are not Time Vested Awards and that are eligible to become exercisable, vested or payable (or which provide for accelerated exercisability, vesting or payment) upon the attainment of specified performance goals shall become fully vested and exercisable or payable as if any applicable performance period had lapsed and as if the performance goals had been satisfied at the target level (or, if greater, based upon actual performance) as of the effective date of the Change in Control. In the event this subsection applies, nonqualified stock options and stock appreciation rights granted to an Eligible Executive shall remain exercisable until the earliest of the end of the Eligible Executive’s Severance Period, if applicable, the date otherwise provided for in the LTIP if the Eligible Executive terminated employment for a non-eligible termination reason described in Section 6, or the expiration of the original term of the award.

(d)	Legal Fees. If after exhausting the administrative remedies provide for in Section 19 herein, an Eligible Executive commences litigation and as a result thereof, whether by judgment or settlement, becomes entitled to receive benefits in an amount greater than prior to such litigation, the Company shall pay the reasonable legal fees and related expenses incurred by the Eligible Executive in connection with such litigation.

8.	Certain Additional Payments

(a)	Notwithstanding anything in this Policy to the contrary, in the event it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as “Payments”), but determined without taking into account any additional payments required under this Section, would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the “Excise Tax”), then the Eligible Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount so that after payment by the Eligible Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Eligible Executive otherwise would be entitled to a Gross-Up Payment, but that the Payments to the Eligible Executive do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Eligible Executive and the Payments shall be reduced to the Reduced Amount. In such event, the reduction will occur in the following order unless the Eligible Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of other employee benefits. If acceleration of vesting of compensation from an Eligible Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Executive elects in writing a different order for cancellation.

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

(b)	Subject to the provisions of Section 8(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized independent registered public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Executive within fifteen (15) calendar days after the date on which the Eligible Employee’s right to Payment is triggered (if requested at that time by the Company or the Eligible Executive) or such other time as requested by the Company or the Eligible Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Eligible Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written opinion that no Excise Tax will be imposed. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Eligible Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Executive.

(c)	The Eligible Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Eligible Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Eligible Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Executive in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by the Eligible Executive in connection with such contest and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or federal, state or local income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Eligible Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Eligible Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Executive on an interest-free basis and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, from any Excise Tax or federal, state or local income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(c), the Eligible Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Eligible Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Eligible Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.	Requirement of Release and Restrictive Covenant

The provision of Severance Benefits under this Policy is conditioned upon the Eligible Executive timely signing an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. In this Agreement and Release, the Eligible Executive will be asked to release the Company and its directors, officers, employees and agents from any and all claims the Eligible Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state or local laws. Under the Agreement and Release, the Eligible Executive must also agree not

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

to solicit business similar to any business offered by the Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to perform the same or substantially the same functions or job duties that the Eligible Executive performed for the Company for any business enterprise engaging in activities that compete with the business activities of the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the Eligible Executive may have executed while employed by Company. No Severance Benefits will commence under this Policy prior to the eighth day following the date on which the Company has received the Eligible Executive’s fully executed Agreement and Release.

10.	Method of Payment

Cash Severance Benefits payable hereunder to an Eligible Executive under the Policy on account of a termination of employment that occurs prior to a Change in Control, other than the amount payable pursuant to Section 7(b) shall be paid in substantially equal installments consistent with the Company’s executive payroll practice during the Executive’s Severance Period. Cash Severance Benefits payable hereunder to an Eligible Executive under the Policy on account of a termination of employment that occurs on or after the date a Change in Control occurs shall be paid in a lump sum. Payment of cash Severance Benefits under this Policy shall commence on or as soon as administratively practical following the date which is six months after the Eligible Executive’s Termination Date and shall be paid in full no later than the end of the Eligible Executive’s Severance Period. In no event shall payment of any Severance Benefit be made prior to the effective date of the release described in Section 9 above. In all cases, the payment of Severance Benefits under this Policy shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing an Agreement and Release but before full receipt of all cash Severance Benefits, the remaining cash Severance Benefits will be paid to the Eligible Executive’s estate in one lump sum. If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing an Agreement and Release, his or her estate or representative may not execute an Agreement and Release and no Severance Benefits with respect to the Eligible Executive are payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.

11.	Offsets

The Company may, in its discretion and to the extent permitted under applicable law, offset against the Eligible Executive’s benefits under this Policy any other severance or termination benefits payable to the Eligible Executive by the Company (whether by contract or as a result of the requirements of applicable law), the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Company owes the Eligible Executive or the Eligible Executive’s estate.

12.	Outplacement

In the Committee’s sole and absolute discretion, Eligible Executives who are eligible for Severance Benefits under the Policy also may be eligible for outplacement services selected by the Company. Eligibility for and the scope of any outplacement services will be determined in the sole discretion of the

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

Committee. Under no circumstances shall any Eligible Executive be eligible to receive a cash payment in lieu of outplacement services.

13.	Re-employment and Other Employment

In the event an Eligible Executive is re-employed by the Company prior to the commencement of or within the Severance Period, the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Benefits shall no longer be payable under this Policy.

Subject to Section 9 of this Policy, if an Eligible Executive obtains employment (other than with the Company) while receiving Severance Benefits, the Eligible Executive shall continue to receive any remaining cash Severance Benefits in accordance with the payment schedule then in effect, but, except as otherwise required under applicable law, he or she will no longer be eligible to receive continued benefits under Section 7(b) of this Policy as of the date the executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs.

14.	Funding

This Policy is not funded, and payment of benefits hereunder shall be made solely from the general assets of the Company. An Eligible Executive entitled to benefits hereunder shall have only the rights of a general creditor of the Company.

15.	Administration

This Policy shall be administered by the Committee, which as the Named Fiduciary shall have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to questions concerning eligibility for, the amount of and receipt of Policy benefits. All decisions of the Committee will be conclusive, final and binding upon the parties. Notwithstanding the foregoing, upon the occurrence of a Change in Control, determinations of the Committee hereunder shall be subject to de novo judicial review.

16.	Amendment or Termination of the Policy

The Company reserves the right to amend or terminate this Policy at any time in its sole discretion, provided, however, that during the period commencing upon the earliest of (a) the signing of a definitive agreement that, if consummated, would result in a Change in Control, (b) the filing of a tender offer with the Securities and Exchange Commission that, if accepted, would result in a Change in Control, or (c) the election of a director to the Board who is not a member of the Incumbent Board (each, a “Triggering Event”) and ending upon the earlier of (x) the date on which the Committee in its sole discretion determines that the Triggering Event will not actually result in a Change in Control, or (y) the 36 month anniversary of the Change in Control, the Company shall not amend or terminate this Policy without the consent of each affected Eligible Executive.

17.	Limitation on Individually Negotiated Severance Arrangements

As of the Effective Date, this Policy is intended to be the sole source of severance and change in control benefits for Eligible Executives. Absent prior Board approval, no individual agreement shall be entered into with any Eligible Executive or any person being considered for promotion or hire as an Eligible Executive which would provide severance or change in control-type benefits.

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

18.	Miscellaneous

No executive shall vest in any entitlement to or eligibility for benefits under this Policy until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Policy have been satisfied. No interest shall accrue on any benefit to which an Eligible Executive may be entitled under this Policy. No benefits hereunder, whether or not in pay status, shall be subject to any pledge or assignment, and no creditor may attach or garnish any Eligible Executive’s Policy benefits. This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, and may be terminated by either the Company or the Eligible Executive at any time for any reason.

19.	Review Procedure

Executives eligible to receive benefits under this Policy will be notified of such eligibility as soon as administratively practicable after the event occurs which gives rise to the provision of Policy benefits. If an executive who believes he or she is eligible to receive Policy benefits does not receive such notice or disagrees with the amount of benefits set forth in such notice, or if an executive is informed that he or she is not eligible for benefits under this Policy, the executive (or his or her legal representative) may file a written claim for benefits with the Company’s senior human resources executive or such other officer or body designated by the Committee for this purpose. The written claim must include the facts supporting the claim, the amount claimed, and the executive’s name and mailing address.

If the claim is denied in part or in full, the Company’s senior human resources executive (or other designated officer or body) will notify the executive by mail no later than 90 days (or 180 days in special circumstances) after receipt of the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, a description of any additional information or material required by the Committee to consider the claim if applicable, as well as an explanation as to why such information or material is necessary, an explanation of the Policy’s review procedures and the time limits applicable to such procedures, and the executive’s right to bring a civil action under ERISA Section 502(a) in the event of an adverse determination upon review.

An executive (or his or her legal representative) may appeal the denial by filing a written appeal with the Committee. The written appeal must be received no later than 60 days after the executive or legal representative received the notice of denial. During the same 60-day period, the executive or legal representative may have reasonable access to pertinent documents and may submit written comments and supporting documents, records and other materials to the Committee. The Committee will review the appeal and notify the executive or legal representative by mail of its final decision no later than the next regularly scheduled Committee meeting, or if the appeal is received less than 30 days before such meeting, the second regularly scheduled meeting after the Committee receives the written appeal.

Rights Under the Employee Retirement Income Security Act (ERISA)

As a participant in the Policy, an Eligible Executive is entitled to certain rights and protections under ERISA which provides that all Policy participants shall be entitled to:

Receive Information About The Policy And Benefits

The executive may examine, without charge, at the plan administrator’s office and at other specified locations such as worksites, all documents governing the plan and a copy of the latest annual report

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

(Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

The executive may obtain, upon written request to the plan administrator, copies of documents governing the operation of the Policy including copies of the latest annual report (Form 5500 Series). The administrator may make a reasonable charge for the copies.

The executive may receive a summary of the plans’ annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Policy Fiduciaries

In addition to creating rights for Policy participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Policy participants and beneficiaries. No one, including an executive’s employer or any other person, may fire an executive or otherwise discriminate against an executive in any way to prevent such executive from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcement of Rights

If an executive’s claim for benefits is denied or ignored, in whole or in part, the executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that can be taken to enforce the above rights. For example, if an executive requests a copy of Policy documents or the latest annual report from the Policy and does not receive them within 30 days, the executive may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials, and pay the executive up to $110 a day until the executive receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an executive has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal Court. If it should happen that the Policy fiduciaries misuse the plan’s money, or if an executive is discriminated against for asserting his or her rights, the executive may seek assistance from the U.S. Department of Labor, or may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If the executive is successful the court may order the person the executive has sued to pay these costs and fees. If the executive loses, the court may order the executive to pay these costs and fees, for example, if it finds the executive’s claim is frivolous.

Assistance With Questions

An executive who has questions about the Policy should contact the plan administrator. If an executive has any questions about this statement or about his or her rights under ERISA, or if the executive needs assistance in obtaining documents from the plan administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. The executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publication’s hotline of the Employee Benefits Security Administration.

THE WESTERN UNION COMPANY

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level)

ADDITIONAL INFORMATION

The details on the following chart are provided for the Eligible Executive’s information and possible use.

Name of Policy	Type of Policy	Policy Year:

The Western Union Company Severance/
Change in Control Policy	Welfare	1/1 - 12/31
(Executive Committee Level)

Type of Policy Administration

Self-Administered

Policy Sponsor

The Western Union Company

12500 E. Belford Avenue

Englewood, CO 80112

Plan Administrator

Compensation and Benefits Committee of the Board of Directors

c/o The Western Union Company

Office of the General Counsel

12500 E. Belford Avenue

Englewood, CO 80112

Agent for Service of Legal Process

The Western Union Company

Office of the General Counsel

12500 E. Belford Avenue

Englewood, CO 80112

In addition, service of legal process may be made upon the Plan Administrator.

Identification Number (Policy Sponsor)

20-4531180

Identification Number (Policy)

506

THIS DESCRIPTION OF THE WESTERN UNION COMPANY SEVERANCE/CHANGE IN CONTROL POLICY FOR EXECUTIVE COMMITTEE-LEVEL PARTICIPANTS SERVES AS THE OFFICIAL PLAN DOCUMENT AND AS THE LEGAL SUMMARY PLAN DESCRIPTION.